Ally Financial Declares Dividend on Common Stock
DETROIT, Apr. 18, 2017 /PRNewswire/ -- The board of directors of Ally Financial Inc. (NYSE: ALLY) declared a quarterly cash dividend of $0.08 per share of the company's common stock, payable on May 15, 2017 to shareholders of record on May 1, 2017.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally's legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (Ally Bank Member FDIC and Equal Housing Lender), which offers deposit, mortgage and credit card products, one of the largest full service auto finance operations in the country, a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.
The company had approximately $163.7 billion in assets as of Dec. 31, 2016. For more information, visit the Ally press room at http://media.ally.com or follow Ally on Twitter: @AllyFinancial.

Contacts:
Michael Brown	Sari Jensen
Ally Investor Relations	Ally Communications (Media)
704-444-5225	646-781-2539
michael.t.brown@ally.com	sari.jensen@ally.com